UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported)
July 30, 2007
NORTHROP GRUMMAN CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-16411 (Commission File Number)	No. 95-4840775 (IRS Employer Identification No.)
1840 Century Park East, Los Angeles, California 90067
(Address of Principal Executive Offices)
(310) 553-6262
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
Accelerated Share Repurchase Agreement
On July 30, 2007, Northrop Grumman Corporation (the “Company”) entered into a $500 million accelerated share repurchase (“ASR”) agreement with JPMorgan Chase Bank, National Association, London Branch (“JPMorgan Chase”). Under the ASR agreement, the Company purchased 6,483,402 shares of its common stock at a price per share of $77.12. This ASR agreement was entered into pursuant to the Company’s $1.0 billion stock repurchase program announced on December 14, 2006, which was in addition to $176 million remaining on the company’s previous share repurchase authorization which commenced in November 2005. This ASR agreement follows the settlement on June 12, 2007 of the prior $600 million share repurchase agreement with Credit Suisse, New York Branch, dated February 21, 2007, under which approximately 8 million shares of common stock were acquired.
Under the ASR agreement, JPMorgan Chase plans to purchase an equivalent number of shares of common stock (6,483,402 shares) in the open market from time to time until it has acquired that number. At the end of this period, the Company may receive or be required to remit a price adjustment based upon the volume weighted average price of its common shares purchased by JPMorgan Chase during the period. The purchase price adjustment can be settled, at the option of the Company, in cash or in shares of its common stock.
The foregoing description of the ASR agreement does not purport to be complete. For an understanding of the terms and provisions, reference should be made to the ASR agreement, attached as Exhibit 10.1 to this Report.

Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit 10.1	Accelerated Share Repurchase Agreement, dated July 30, 2007 between Northrop Grumman Corporation and JPMorgan Chase Bank, National Association, London Branch

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHROP GRUMMAN CORPORATION (Registrant)
By:	/s/ STEPHEN D. YSLAS
Stephen D. Yslas
Corporate Vice President, Secretary and Deputy General Counsel

Date: August 1, 2007

EXHIBIT INDEX

Exhibit No.
Exhibit 10.1	Accelerated Share Repurchase Agreement, dated July 30, 2007, between Northrop Grumman Corporation and JPMorgan Chase Bank, National Association, London Branch

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